                                                                     EXHIBIT 3.4

    CERTIFICATE OF THE DESIGNATION, PREFERENCES AND RELATIVE, PARTICIPATING,
                      OPTIONAL OR OTHER SPECIAL RIGHTS AND
               QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF

                                     of the

                    SERIES A PREFERRED STOCK (par value $.50)

                                       of

                                DSI SYSTEMS, INC.

                         ------------------------------

              Pursuant to Section 151(g) of the General Corporation
                          Law of the State of Delaware

                         ------------------------------

         We, the undersigned, being the President and the Secretary, respectively, of DSI SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Corporation"), do hereby certify pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, as amended, that at a meeting of the Board of Directors of the Corporation duly convened and held on April 16, 1969, the following resolution was duly adopted:

         RESOLVED that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (hereinafter called the "Board of Directors" or the "Board") by the provisions of Article FIFTH of the Certificate of Incorporation, as amended, of the Corporation, this Board of Directors hereby creates a series of Preferred Stock, par value $.50 per share, of the Corporation to consist of 162,000 shares, which number may be increased or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions of the Board of Directors, and this Board of Directors hereby fixes the designations, rights, voting powers, preferences, and the relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, as follows:

         I. Designation. The designation of said series of Preferred Stock shall be "Series A Preferred Stock" (hereinafter called "this Series" or the "Series A Preferred Stock").

         II. Dividends. The holders of outstanding shares of the Series A Preferred Stock shall be entitled to receive, out of any funds, legally available therefor, dividends at the rate of four per cent (4%) per annum of the par value thereof, and no more, payable annually on the fifteenth day of May in each year, commencing May 15, 1970, to registered holders thereof on said payment date. Such dividends shall be cumulative and shall accrue (whether or not in any annual period there shall be net profits or surplus of the Corporation legally available therefor) from the annual dividend payment date next preceding the date of their issue, except that in the case of shares of this Series issued prior to May 15, 1969 such dividends shall accrue from May 15, 1969.

         If for any annual dividend period or periods after May 15, 1970 full dividends upon the outstanding Series A Preferred Stock at the aforesaid rate shall not have been paid, or declared and set apart for payment, the amount of the deficiency shall be paid (but without interest), or declared and set apart for payment, the amount of the deficiency shall be paid (but without interest), or declared and set apart for payment, before any sum or sums shall be set aside for or applied to the purchase or redemption of Preferred Stock of any series or the purchase, redemption or other acquisition for value of shares of any junior stock and before any dividend (other than a dividend in shares of Common Stock) shall be paid or declared, or any other distribution shall be ordered or made, upon shares of any junior stock. The term "junior stock" as used in this resolution with respect to the Series A Preferred Stock means the Common Stock, as well as any other class of stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or assets.

         III. Voting. Except as otherwise required by law, the holders of Series A Preferred Stock shall have no voting rights and shall not be entitled to notice of any shareholders' meeting or to vote upon the election of directors or upon any question affecting the management or affairs of this Corporation.

         IV. Liquidation. In the event of a voluntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of this Corporation, whether such assets are capital or surplus of any nature, an amount equal to one hundred per cent (100%) of the par value of such Series A Preferred Stock and, in addition to such amount, a further amount equal to the dividends unpaid and accumulated thereon, as provided in paragraph II of this Resolution, to the date that payment is made to the holders of Series A Preferred Stock, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the holders of junior stock. In the event of an involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive, out of the assets of this Corporation, whether such assets are capital or surplus of any nature, an amount equal to one hundred per cent (100%) of the par value of such Series A Preferred Stock and, in addition to such amount, a further amount equal to the dividends unpaid and accumulated thereon, as provided in paragraph II of this Resolution, to date that payment is made to the holders of Series A Preferred Stock, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the holders of junior stock. If upon such liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets thus distributable among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then the entire assets of this Corporation to be distributed shall be distributed ratably among the holders of Series A Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, subject to all of the preferential rights of the holders of Series A Preferred Stock on distribution or otherwise, the holders of junior stock shall be entitled to receive, ratably, all remaining assets of this Corporation. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up, within the meaning of this paragraph.

         V. Redemption. The Corporation, at its election, expressed by resolution of the Board of Directors, may at any time or from time to time on or after July 15, 1970 (but not prior thereto) redeem the whole or any part of the outstanding shares of Series A Preferred Stock by paying in cash therefor one hundred per cent (100%) of the par value per share and, in addition to the foregoing amount, an amount in cash equal to all dividends on shares of Series A Preferred Stock unpaid and accumulated as provided in paragraph II of this Resolution, whether earned or declared or not, to and including the date fixed for redemption, such sum being hereinafter sometimes referred to as the "Redemption Price." In case of the redemption of a part only of the outstanding shares of Series A Preferred Stock, the Corporation shall designate by lot, in such manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Less than all of the shares of Series A Preferred Stock at any time outstanding may not be redeemed until all dividends accrued and in arrears upon all share of

Series A Preferred Stock outstanding shall have been paid for all past dividend periods, and until full dividends for the then current dividend period on all shares of Series A Preferred Stock then outstanding, other than the shares to be redeemed, shall have been paid or declared and the full amount thereof set apart for payment. At least ninety (90) days prior notice by first class mail, postage prepaid, shall be given to the holders of record of shares of Series A Preferred Stock to be redeemed, such notice to be addressed to each such shareholder at his post office address as shown by the records of the Corporation, but failure of any holder of Series A Preferred Stock to receive any such notice, if given, shall not affect the validity of the proceedings for such redemption. On or after the date fixed for redemption and stated in such notice, each holder of shares of Series A Preferred Stock called for redemption shall surrender his certificate(s) evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. In case less than all the shares represented by any such surrendered certificate(s) are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on the date fixed for redemption funds necessary for the redemption shall be available therefor, then notwithstanding that the certificates evidencing any shares of Series A Preferred Stock so called for redemption shall not have been surrendered, all dividends with respect to the shares so called for redemption shall cease to accrue after the date fixed for redemption and all rights with respect to the shares so called for redemption shall forthwith after such date cease and terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor.

         If, on or prior to any date fixed for redemption of shares of Series A Preferred Stock, the Corporation deposits, with any bank or trust company in the City of New York, State of New

York, as a trust fund, a sum sufficient to redeem, on the date fixed for redemption thereof, the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof if such notice shall not previously have been given by the Corporation, or to complete the giving of such notice if theretofore commenced, and to pay, on or after the date fixed for redemption or prior thereto, the Redemption Price of the shares to their respective holders upon the surrender of their share certificate(s), then from and after the date of the deposit (although prior to the date fixed for redemption), the shares so called shall (except as hereinafter provided) be deemed to be redeemed and dividends on those shares shall cease to accrue after the date fixed for redemption. The deposit shall be deemed to constitute full payment of the shares to their holders and from and after the date of the deposit the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the Redemption Price of the shares, without interest, upon the surrender of their certificates therefor, and the right to surrender said shares and purchase Common Stock as provided in paragraph VI of this Resolution at any time up to but not after the close of business on the 5th day prior to the date fixed for redemption of such shares. Any moneys so deposited on account of the Redemption Price of shares of Series A Preferred Stock converted subsequent to the making of such deposit shall be repaid to the Corporation forthwith upon the conversion of such shares. Any moneys so deposited which remain unclaimed by the holders of shares of Series A Preferred Stock after the expiration of six years from the redemption date, together with any interest thereon allowed by the bank or trust company with which the deposit shall have been made, shall be paid to the Corporation.

         VI. Right to Purchase Common Stock. Holders of shares of Series A Preferred Stock shall have the right to purchase shares of the Common Stock of the Corporation upon the following terms and conditions:

         1. At any time on or prior to the fifth day prior to such date, if any, as may have been fixed for the redemption of shares of Class A Preferred Stock in any notice of redemption given as provided in paragraph V hereof, holders of shares of Series A Preferred Stock may, at their option, purchase for each share of Series A Preferred Stock held one fully paid and non-assessable share of the Common Stock of the Corporation upon surrender of the certificate for such share of Series A Preferred Stock to the Corporation at the office of the Corporation or the transfer agent for Series A Preferred Stock and payment of $8.00 per share if such surrender and payment are made on or prior to November 15, 1970, $10.00 per share if made thereafter and on or prior to May 15, 1972 and $12.00 per share if made thereafter. The purchase price payable for one share of Common Stock as aforesaid at any time and as adjusted from time to time is hereinafter sometimes referred to as the "Purchase Price". The Purchase Price shall be subject to adjustment from time to time in certain instances as hereinafter provided. The Corporation shall make no payment or adjustment on account of any dividends accrued on shares of Series A Preferred Stock surrendered for conversion. In case of the call for redemption of any shares of Series A Preferred Stock, such right to purchase shares of Common Stock shall terminate as to the shares of Series A Preferred Stock designated for redemption at the close of business on the fifth day preceding the day fixed for redemption, unless default is made by the Corporation in the payment of the Redemption Price.

         2. Before any holder of shares of Series A Preferred Stock shall be entitled to purchase shares of Common Stock, he shall surrender the certificate or certificates for shares of

Series A Preferred Stock, with the Purchase Form annexed thereto duly executed and accompanied by payment of the Purchase Price for the number of shares of Common Stock to be purchased, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock and shall state in writing therein the name or names in which he wishes the certificates for Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Series A Preferred Stock, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled, as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. Such purchase shall be deemed to have been made as of the date of such surrender of the shares of Series A Preferred Stock, and the person or persons entitled to receive the Common Stock issuable upon such purchase shall be treated for all purposes as the record holder or holders of such Common Stock on said date.

         3. The initial Purchase Price in effect during each of the periods set forth in subparagraph 1 of this paragraph VI shall be the dollar amount stated in said subparagraph 1 (hereinafter the "Initial Purchase Price"). Should there be any adjustment of the Purchase Price in accordance with the provisions of this subparagraph 3 at any time during any such period, the Purchase Price applicable for each subsequent period shall, immediately upon the opening of business on the first day of such subsequent period, to be adjusted to an amount which is in the same ratio to the Initial Purchase Price for each subsequent period (as set forth in said subparagraph 1) as the Purchase Price for the immediately preceding period (as from time to time adjusted hereunder) is to the Initial Purchase Price for such immediately preceding period (as set forth in said subparagraph 1).

         4. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall issue as a dividend on Common Stock such number of shares of Common Stock as shall equal five per cent (5%) or more of the number of shares of Common Stock outstanding immediately prior to the issuance of such dividend, then in either of such cases, the Purchase Price per share of Common Stock in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased and the number of shares of Common Stock purchasable hereunder shall be proportionately increased, and conversely, in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Purchase Price in effect immediately prior to such combination shall be proportionately increased, and the number of shares of Common Stock purchasable hereunder shall be proportionately reduced, in each case effective at the close of business on the date of such subdivision, dividend or combination, as the case may be. For the purposes of this subparagraph 4, the date of issuance of any such dividend shall be the record date fixed by the Board of Directors of the Corporation. In the absence of a record date so fixed, the first business day during which the stock transfer books of the Corporation shall be closed for the purpose of such determination shall be deemed to be the record date.

         5. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the purchase of Common Stock hereunder. If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph 5, be deliverable, the Corporation shall, in lieu of delivering the fractional share therefor, pay to the holder of such surrendered shares of Series A Preferred Stock an amount in cash equal (computed to the nearest cent) to the current market value of such fractional interest, which current market value shall be determined in such reasonable manner as may be prescribed by the Board of Directors.

         6. Whenever the Purchase Price is adjusted, as herein provided, the Corporation shall forthwith maintain at its office and file with the transfer agents for shares of Series A Preferred Stock a statement, signed by the Chairman of the Board, the President or a Vice President of the Corporation and by its Treasurer or an Assistant Treasurer, showing in detail the facts requiring such adjustment and the Purchase Price after such adjustment. Such transfer agent shall be under no duty or responsibility with respect to any such statement except to exhibit the same from time to time to any holder of shares of Series A Preferred Stock desiring an inspection thereof.

         7. In case of any capital reorganization or any reclassification of the capital stock of the Corporation or in case of the consolidation or merger of the Corporation with or into another corporation (other than a merger with a subsidiary in which the Corporation is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock) or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Series A Preferred Stock shall thereafter be entitled, upon surrender thereof and payment of the Purchase Price, to purchase the number and kind of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation purchasable upon surrender of such share of Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of shares of Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon such surrender of shares of Series A Preferred Stock.

         8. In case:

               (i) the Corporation shall take a record of the holders of its
            Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

               (ii) the Corporation shall take a record of the holders of its
            Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

               (iii) of any capital reorganization of the Corporation,
            reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation, or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

               (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, and in any such case, the Corporation shall cause to be mailed to the transfer agent for the Series A Preferred Stock, and to the holders of record of the outstanding Series A Preferred Stock, at least thirty (30) days prior to the date hereinafter specified, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

               9. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting purchases upon surrender of Series A Preferred Stock, the full number of shares of Common Stock purchasable upon the surrender of all shares of Series A Preferred Stock, from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding. If shares of Common Stock of the Corporation are listed on any securities exchange and the listing thereon of the shares of such Common Stock to be reserved as aforesaid is required by the rules of said exchange as a condition to the issue thereof upon conversion, the Corporation shall make application for such listing, on notice of issuance, of said shares and shall use its best efforts to effect such listing. Also, if any shares of Common Stock so to be reserved shall require registration or qualification with or approval of any governmental authority or under any Federal or State law as a condition to the issue thereof upon conversion, the Corporation shall use its best efforts to cause such shares to be duly registered, qualified or approved, as the case may be.


               10. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so surrendered were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the

Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

               11. Whenever reference is made in these provisions to the issue or sale of shares of Common Stock, the term "Common Stock" shall include any stock of any class of the Corporation other than preferred stock with a fixed limit on dividends and a fixed amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

               12. All certificates for shares of Series A Preferred Stock surrendered shall be appropriately cancelled on the books of the Corporation, and the shares so surrendered represented by such certificates shall be restored to the status of authorized but unissued shares of Preferred Stock of the Corporation.

               13. RESOLVED FURTHER, that the President or any Vice-President and the Secretary or any Assistant Secretary of this Corporation, be and they hereby are authorized and directed to prepare and file a certificate setting forth a copy of these resolutions in accordance with the provisions of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned have executed this certificate this 17th day of April, 1969.



                                           -------------------------------------
                                           BENNETT S. LeBOW, President


                                           -------------------------------------
                                           ROBERT W. ROTH, Secretary

STATE OF NEW YORK          )
                           ) ss.:
COUNTY OF NEW YORK         )


         BE IT REMEMBERED that on this 17th day of April, 1969 personally came before me Barry A. Tessler, a notary public in and for the County and State aforesaid, Bennett S. LeBow and Robert W. Roth, being the parties to the foregoing Certificate, known to me personally to be such and each jointly and severally duly acknowledged the said Certificate to be his act and deed and that the facts therein stated are true.

         Given under my hand and the seal of my office the day and year aforesaid.


                                          ----------------------------
                                                  Notary Public